Exhibit 4.4

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER OF THIS SECURITY (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a) UNDER REGULATION D OF THE SECURITIES ACT (AN “AI”), (B) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (C) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO GREAT ELM GROUP, INC. OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED THAT PRIOR TO SUCH TRANSFER, THE ISSUER IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE ISSUER IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), (F) TO AN AI THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE ISSUER A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH CAN BE OBTAINED FROM THE ISSUER) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF SECURITIES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST DELIVER TO THE ISSUER A TRANSFER INSTRUCTION, IN THE FORM ATTACHED HERETO, AND CHECK THE APPROPRIATE BOX SET FORTH ON THE DOCUMENTS INCLUDED IN SUCH TRANSFER INSTRUCTION (INCLUDED ON THE REVERSE HEREOF) RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THESE DOCUMENTS AND CERTIFICATES TO THE ISSUER. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE ISSUER SUCH ADDITIONAL CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUER AGREES TO PROVIDE TO THE HOLDER OF THIS SECURITY, UPON WRITTEN REQUEST, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE ISSUER AT ITS ADDRESS SET FORTH IN SECTION 14.

 No. [ ]

CUSIP: 39037GAA7

$[     ]

5.0% Convertible Senior PIK Notes Due 2030

GREAT ELM GROUP, INC., a Delaware corporation (the “Issuer”), promises to pay to [BUYER] or its registered transfers or assigns, the principal amount of $[     ] on February 26, 2030.

Issue Date:  December 29, 2020

Interest Payment Dates:  June 30 and December 31, commencing December 31, 2020

Regular Record Dates:  June 15 and December 15

Additional provisions of this Note are set forth on the other side of this Note. All Securities (as defined herein) have terms identical to those of this Note in all material respects, except with respect to the principal amount represented by such Securities, in the case of PIK Notes (as defined herein), the date of original issuance and the first interest payment date and such changes as are permitted in accordance with the terms of this Note and such other Securities.

IN WITNESS WHEREOF, this Note has been duly executed by an officer of the Issuer.

GREAT ELM GROUP, INC.

By:
	Name:	Brent Pearson
	Title:	Chief Financial Officer

Dated: December 29, 2020

REVERSE SIDE OF NOTE

5.0% Convertible Senior PIK Notes Due 2030

This Note is one of the $30,000,000 aggregate principal amount of the Issuer’s 5.0% Convertible Senior PIK Notes Due 2030 (the “Notes”) issued by the Issuer pursuant to Section 5(n) of the initial $30,000,000 aggregate principal amount of 5.0% Convertible Senior PIK Notes Due 2030 issued by Great Elm Capital Group, Inc. on February 26, 2020 (the “Initial GEC Notes”). On the date hereof, the Issuer is also issuing $520,844.00 aggregate principal amount of PIK notes (the “Initial GEG PIK Notes” and together with the Notes, the “GEG Securities”) pursuant to Section 5(n) of the 5.0% Convertible Senior PIK Notes Due 2030 issued by Great Elm Capital Group, Inc. on June 30, 2020 (the “GEC PIK Notes” and, together with the Initial GEC Notes, the “GEC Securities”). The GEG Securities, together with all PIK notes issued from time to time as a result of the GEG Securities and all 5.0% Convertible Senior PIK Notes Due 2030 issued in connection with transfers, exchanges or otherwise as permitted by the terms hereof, form a single class of securities (the “Securities”) for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase. Upon consummation of the Exempt Transaction (as defined in the GEC Securities), the GEC Securities previously issued to the Holder were automatically and immediately cancelled and the indebtedness evidenced by such GEC Securities is no longer outstanding and such GEC Securities were automatically exchanged for an Initial GEG PIK Note and this Note. The Securities, including this Note, impose certain limitations (set forth herein and in each other Security) on the Issuer.

The aggregate principal amount of Securities, at any date of determination, shall be the principal amount of all outstanding Securities, including all PIK Notes issued at or prior to such date of determination, at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders (as defined below) of a specified percentage of the principal amount of all the Securities, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Securities, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Securities then outstanding, in each case, as determined in accordance with the provisions of the Securities. “Holder” refers to a Person in whose name a Security is registered.

In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver, consent or other action, Securities owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding.  For the avoidance of doubt, no Holder shall be deemed to directly or indirectly control the Issuer solely because an Affiliate of such Holder is a member of the Board of Directors.  Only Securities outstanding at the time of such determination shall be considered in any such determination.

1.	The Notes; the Securities; Transfer

(a)          The Securities are issued in registered form without coupons in minimum denominations of $100,000 principal amount, and increments of $1,000 in excess thereof, except as may be necessary to (1) reflect any PIK Interest (as defined herein) or (2) enable the registration of transfer by a Holder of its entire holding of Securities. The Issuer shall keep at its principal office a register (the “Register”) in which the Issuer shall provide for the registration of Securities and of transfers of Securities. No transfer of Securities, including this Note, may be effected unless a valid Transfer Instruction is delivered to the Issuer as provided in this Section 1. If the Issuer determines in good faith that a Transfer Instruction is not valid, it shall within 10 Business Days of receipt thereof notify the Holder submitting such Transfer Instruction of the defect (a “Defect Notice”). In the absence of a Defect Notice, any transfer shall be deemed to be effective at the end of the tenth Business Day following delivery of a Transfer Instruction. The entries in the Register shall be conclusive absent manifest error, and the Issuer and the Holders shall treat each Person whose name is recorded (or deemed to be recorded) in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of the Securities, including this Note, notwithstanding notice to the contrary. A “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(b)          The Register shall be available for inspection by the Holder of any Security, including this Note, at any reasonable time and from time to time upon reasonable prior notice. This Note shall be transferred only by surrendering this Note to the Issuer and having a new Security or Securities reissued to the transferee.

(c)          This Note may be transferred to any transferee pursuant to a Transfer Instruction; provided that (i) such transfer shall be made in compliance with the restrictive legend on the face of this Note, the Securities Act and any applicable securities laws, (ii) such transfer shall be in compliance with this Section 1 and (iii) such transfer shall be in a principal amount of not less than $100,000 (or such lesser amount as shall be the then outstanding principal amount of this Note). The Holder of this Note and its transferee shall deliver to the Issuer an appropriate IRS Form W-8 or W-9, as applicable, and/or any additional documentation that the Issuer may reasonably require in connection with any transfer of this Note, in either case establishing a complete exemption from U.S. federal tax withholding with respect to any payments to be made pursuant to this Note. Upon any transfer pursuant to a Transfer Instruction, the transferee shall, to the extent of such transfer, be entitled to exercise the rights of the Holder making such transfer and shall thereafter be deemed a “Holder” under this Note for all purposes.

(d)          Upon surrender of this Note for registration of transfer in the Register, the Issuer shall execute and deliver one or more new Securities of like tenor and of the principal amount transferred, registered in the name of such transferee or transferees and, if applicable, a new Security of like tenor to the transferor and of principal amount equal to the principal amount of this Note remaining following such transfer. Any purported transfer of this Note, or any portion hereof, to a transferee that does not comply with the requirements specified in this Note will be of no force and effect and shall be null and void ab initio.

(e)          If surrendered for registration of transfer or exchange, this Note must be duly endorsed and be accompanied by a written Transfer Instruction duly executed by the Holder of this Note or such Holder’s attorney-in-fact duly authorized in writing. Any Securities issued in exchange for this Note or upon transfer hereof shall carry the rights to unpaid interest and interest to accrue which were carried by this Note, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the Holder of this Note of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of such Holder’s indemnity agreement satisfactory to the Issuer, or in the case of any such mutilation upon surrender and cancellation of this Note, the Issuer will make and deliver a new Security, of like tenor and principal amount, in lieu of the lost, stolen, destroyed or mutilated Note.

(f)          If this Note is transferred to the Issuer or any Subsidiary of the Issuer pursuant to this Section 1, this Note shall for all purposes be deemed to be automatically and immediately cancelled and the indebtedness evidenced hereby shall no longer be outstanding for any purpose hereunder.

(g)          In connection with any proposed transfer of this Note from time to time, the Issuer covenants and agrees to use commercially reasonable efforts to cooperate with the Holder of this Note by (i) if at the time of such proposed transfer, the Issuer is not subject to the reporting requirements of the Exchange Act, providing, upon request, customary information satisfying the requirements of Rule 144A(d)(4) under the Securities Act, (ii) facilitating any such transfers by making appropriate entry on the Register in accordance with the provisions of this Section 1, and (iii) providing such other ministerial items reasonably requested by the Holder of this Note.

(h)          Unless the context otherwise requires, for all purposes of this Note, references to the “principal amount” of this Note (and references to the “principal amount” of the Notes or the Securities) include any increase or accretion in principal amount hereof or thereof, including as a result of the payment of PIK Interest or Partial PIK Interest (as defined herein). The issuance of PIK Notes and/or the increase in the principal amount of any Security, including this Note, as a result of PIK Interest or Partial PIK Interest will be reflected in the Register by the Issuer on the date of such issuance and/or increase.

2.	Interest

(a)          Issuer promises to pay interest on the principal amount of this Note and on the principal amount of each other Security on each Interest Payment Date, as set forth herein, to the Holder of record of this Note or such other Security, as applicable, at the close of business on the Regular Record Date immediately preceding such Interest Payment Date, commencing on December 31, 2020.

(b)          This Note shall bear interest on the unpaid principal hereof from and including July 1, 2020 through but excluding the date on which such principal is paid (whether upon final maturity, by prepayment, acceleration or otherwise, in each case in accordance with the terms of this Note) at a rate equal to 5.0% per annum (the “Interest Rate”).

(c)           The Issuer may, at its option, elect to pay interest due on this Note on any Interest Payment Date: (i) entirely in cash on such date; (ii) entirely by increasing the principal of this Note or by issuing additional Securities in certificated form (“PIK Notes”) with the same rights and benefits as this Note (“PIK Interest”) on such date; or (iii) partially in cash and partially by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“Partial PIK Interest”) on such date. Whenever interest is paid in PIK, if no PIK Notes are delivered on an Interest Payment Date, (i) the outstanding principal amount of this Note will be automatically increased by the Issuer in the amount of such PIK Interest or Partial PIK Interest on such Interest Payment Date and such increase shall be reflected in the Register on such Interest Payment Date and (ii) the Issuer shall notify the Holder of this Note of such increase promptly thereafter. PIK Interest and Partial PIK Interest shall be rounded up to the nearest $1.00. PIK Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date at the Interest Rate. All PIK Notes issued pursuant to a payment of PIK Interest or Partial PIK Interest will mature on the Maturity Date and will be governed by, and subject to, the terms, provisions and conditions set forth in such PIK Notes, which shall be identical to the provisions and conditions set forth in this Note in all material respects. PIK Notes will be issued with the description “PIK” on the face of such PIK Note certificates.

(d)          The Issuer shall pay interest on overdue principal at the Interest Rate borne by this Note, and it shall pay interest on overdue installments of interest at the same Interest Rate to the extent lawful. If the Issuer defaults in a payment of interest on this Note, the Issuer shall pay the defaulted interest then borne by this Note (plus interest on such defaulted interest to the extent lawful) in any lawful manner.

(e)          Any Defaulted Amounts may be paid to the Holder hereof on any Business Day and shall accrue interest per annum at the rate borne by the Note plus one percent (1.00%), subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Issuer.

(f)          Any amounts due or otherwise payable in respect of Securities on the Maturity Date shall be payable entirely in cash.

(g)          Interest on the Securities, including this Note, shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from July 1, 2020 or, in the case of PIK Notes, from the date of their original issuance. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months.

3.	Method of Payment; Tax Forms

(a)          The Issuer shall pay interest on the Securities, including this Note, (except defaulted interest) to the Person who is the registered Holder at the close of business on June 15 or December 15, whether or not a Business Day, immediately preceding the applicable Interest Payment Date even if this Note is canceled after the Regular Record Date and on or before the Interest Payment Date. If any Interest Payment Date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. Each Holder of a Security must surrender such Security to the Issuer to collect principal payable on the Maturity Date.

(b)          The Issuer shall pay principal, premium, if any, any cash interest, if elected, and all other monetary obligations payable hereunder, in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Cash payments in respect of Securities, including this Note, (including principal, cash interest (if elected) and all other monetary obligations payable in cash) shall be made by wire transfer of immediately available funds to the account maintained with a bank in the United States specified in writing to the Issuer by the Holder of this Note on or prior to the Issue Date (the “Cash Payment Account”). The Holder of this Note may change the applicable Cash Payment Account by giving written notice to the Issuer to such effect designating such new account no later than 30 days immediately preceding the relevant payment date (or such other date as the Issuer may accept in its sole discretion).

(c)          Notwithstanding anything herein to the contrary, the payment of accrued interest in connection with any redemption of Securities, including this Note, as described under Section 4 hereof or in connection with any repurchase of Securities, including this Note, pursuant to Section 8 hereof shall be made solely in cash.

(d)          The Issuer shall be entitled to deduct and withhold from the amounts otherwise payable hereunder, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Issuer withholds any such amounts, the amounts so withheld shall be treated for all purposes of this Note as having been paid hereunder.

(e)          On or before the date on which a Person becomes a Holder hereunder, such Person shall deliver to the Issuer (i) a properly completed applicable Internal Revenue Service Form W-9 or W-8 (together with appropriate attachments and, if applicable, a certificate(s) establishing that such Person is entitled to an exemption for portfolio interest under Code Section 881(c) and/or Code Section 871(h)). The Holder shall also provide the foregoing documentation promptly upon reasonable demand by the Issuer and promptly upon learning that any form previously provided by the Holder has become obsolete or incorrect.

4.	Conversion

(a)          Conversion Right.  Each Holder of a Security shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Security at any time following the Issue Date and prior to the close of business on the second Business Day immediately preceding the Maturity Date at an initial conversion rate of 288.0018 shares of Common Stock (subject to adjustment as provided in Section 5, the “Conversion Rate”) per $1,000 principal amount of Securities (subject to, and in accordance with, the settlement provisions of this Section 4, the “Conversion Obligation”). Upon conversion of any Security, the Issuer shall pay or deliver, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Securities being converted, shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date (as defined below), together with cash, if applicable, in lieu of delivering any fractional share of Common Stock (“Physical Settlement”).

(b)          [Intentionally omitted.]

(c)          Before any Holder of a Security shall be entitled to convert a Security as set forth above, such Holder shall (1) complete, manually sign and deliver an irrevocable notice to the Issuer as set forth in the Form of Notice of Conversion (a “Notice of Conversion”) and state in writing therein the principal amount of Securities to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Securities, duly endorsed to the Issuer or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Issuer and (3) if required, furnish appropriate endorsements and transfer documents. No Notice of Conversion with respect to any Securities may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Issuer in respect of such Securities and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 8.

If more than one Security shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Securities shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof to the extent permitted thereby) so surrendered.

(d)          A Security shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (c) above. Except as set forth in Section 5(n), the Issuer shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the third Business Day immediately following the relevant Conversion Date, in the case of Physical Settlement. If any shares of Common Stock are due to converting Holders, the Issuer shall issue or cause to be issued, and deliver to such Holder, or such Holder’s nominee or nominees, certificates for the full number of shares of Common Stock to which such Holder shall be entitled in satisfaction of the Issuer’s Conversion Obligation.

(e)          In case any Security shall be surrendered for partial conversion, the Issuer shall execute and deliver to or upon the written order of the Holder of the Security so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Security, without payment of any service charge by the converting Holder but, if required by the Issuer, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(f)          If a Holder submits a Security for conversion, the Issuer shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Issuer receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(g)          Except as provided in Section 5, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Security as provided herein.

(h)          Upon conversion (including any Forced Conversion), a Holder shall receive, at the Issuer’s election, (i) a separate cash payment for accrued and unpaid interest, if any, up to, but not including, the relevant Conversion Date (the “Interest Amount”) or (ii) a number of shares of Common Stock equal to the Conversion Rate multiplied by a fraction, the numerator of which is the Interest Amount and the denominator of which is $1,000.00, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock.

(i)          The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Securities, such Person shall no longer be a Holder of such Securities surrendered for conversion.

(j)          The Issuer shall not issue any fractional share of Common Stock upon conversion of the Securities and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date.

5.	Adjustment of Conversion Rate

The Conversion Rate shall be adjusted from time to time by the Issuer if any of the following events occurs, except that the Issuer shall not make any adjustments to the Conversion Rate if Holders of the Securities participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Securities, in any of the transactions described in this Section 5, without having to convert their Securities, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Securities held by such Holder.

(a)          If the Issuer exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR' =	CR0 x	OS'
OS0

where,

CR0	=
the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date; and

OS’	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 5(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 5(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)          If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Issuer to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 5(a), (ii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 5(c) shall apply and (iii) Spin-Offs as to which the provisions set forth below in this Section 5(b) shall apply (any of such shares of Capital Stock, evidences of indebtedness, or other assets or property other than those excluded above, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR' = CR0 x	SP0
SP0 – FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=
the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 5(b) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Security shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 5(b) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 5(b) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Issuer, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR' = CR0 x	FMV0 + MP0
MP0
where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR’	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=
the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided that in respect of any conversion of Securities for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Valuation Period, references in the portion of this Section 5(b) related to Spin-Offs to a “10 consecutive Trading Day period” shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Conversion Rate. If the Ex-Dividend Date of the Spin-Off is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of Securities, references to “10” or “10th” in the preceding paragraph and in this paragraph shall be deemed to be replaced, solely in respect of that conversion of Securities, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of the Observation Period.

For purposes of this Section 5(b) (and subject in all respects to Section 7(a)), rights, options or warrants distributed by the Issuer to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Issuer’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 5(b) (and no adjustment to the Conversion Rate under this Section 5(b) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 5(b). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 5(b) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.  Notwithstanding the foregoing, this provision shall not be applicable to a Holder who causes a Trigger Event.

For purposes of Section 5(a) and this Section 5(b), if any dividend or distribution to which this Section 5(b) is applicable also includes one or both of:

(A)          a dividend or distribution of shares of Common Stock to which Section 5(a) is applicable (the “Clause A Distribution”); or

(B)          a dividend or distribution of rights, options or warrants to which Section 5(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 5(b) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 5(b) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 5(a) with respect thereto shall then be made, except that, if determined by the Issuer (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 5(a).

(c)          If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

CR' = CR0 x	SP0
SP0 – C
where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Issuer distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 5(c) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Security shall receive, for each $1,000 principal amount of Securities, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(d)          If the Issuer or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR' = CR0 x	AC + (SP' x OS')
OS0 x SP'
where,

CR0	=
the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR’	=
the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=
the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’	=
the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP’	=
the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 5(d) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion of Securities for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in this Section 5(d) with respect to “10” or “10th” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of Securities, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Securities, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day of the Observation Period.

(e)          Notwithstanding this Section 5 or any other provision of this Note, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Securities on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 5, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(f)          Except as stated herein, the Issuer shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(g)          In addition to those adjustments required by clauses (a), (b), (c) and (d) of this Section 5, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Issuer securities are then listed, the Issuer from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Issuer’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Issuer’s securities are then listed, the Issuer may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Issuer shall deliver to the Holder of each Security at its last address appearing on the Register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(h)          Notwithstanding anything to the contrary in this Section 5, the Conversion Rate shall not be adjusted:

(i)          upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)         upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any of the Issuer’s Subsidiaries;

(iii)        upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Securities were first issued;

(iv)        solely for a change in the par value of the Common Stock; or

(v)         for accrued and unpaid interest, if any.

(i)          All calculations and other determinations under this Section 5 shall be made by the Issuer and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(j)          Whenever the Conversion Rate is adjusted as herein provided, the Issuer shall promptly prepare a notice setting forth the Conversion Rate after such adjustment, a brief statement of the facts requiring such adjustment and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder at its last address appearing on the Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k)          For purposes of this Section 5, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Issuer, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(l)          Whenever any provision of this Note requires the Issuer to calculate the Last Reported Sale Prices, the Daily VWAPs or the Daily Conversion Values over a span of multiple days, the Board of Directors shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs or the Daily Conversion Values are to be calculated.

(m)          In the case of:

(i)          any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)         any consolidation, merger, combination or similar transaction involving the Issuer,

(iii)        any sale, lease or other transfer to a third party of the consolidated assets of the Issuer and the Issuer’s Subsidiaries substantially as an entirety or

(iv)        any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Securities shall be changed into a right to convert such principal amount of Securities into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Issuer or the successor or purchasing Person, as the case may be, shall execute a new Note providing for such change in the right to convert each $1,000 principal amount of Securities; provided, however, that at and after the effective time of the Merger Event (A) the Issuer shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Securities in accordance with Section 4 and (B) (I) any amount payable in cash upon conversion of the Securities in accordance with Section 4 shall continue to be payable in cash, (II) any shares of Common Stock that the Issuer would have been required to deliver upon conversion of the Securities in accordance with Section 4, shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Securities will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Securities shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of Common Stock in such Merger Event and (B) the Issuer shall satisfy the Conversion Obligation by paying cash to converting Holders on the third Business Day immediately following the relevant Conversion Date. The Issuer shall notify Holders and the Conversion Agent of such weighted average as soon as practicable after such determination is made.

(n)          [Intentionally omitted]

(o)          When a new note is executed pursuant to subsection (m) or (n) of this Section 5, the Issuer shall promptly deliver notice thereof to all Holders. The Issuer shall cause notice of the execution of such note to be delivered to each Holder, at its address appearing on the Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such note.

(p)          The Issuer shall not become a party to any Merger Event unless its terms are consistent with this Section 5. None of the foregoing provisions shall affect the right of a holder of Securities to convert its Securities into shares of Common Stock as set forth in Section 4 prior to the effective date of such Merger Event.

(q)          The above provisions of this Section shall similarly apply to successive Merger Events.

6.	Certain Covenants

(a)          The Issuer shall reserve and provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Securities from time to time as such Securities are presented for conversion (assuming that at the time of computation of such number of shares, all such Securities would be converted by a single Holder and that Physical Settlement were applicable). The Issuer covenants that all shares of Common Stock issued upon conversion of Securities will be fully paid and non-assessable by the Issuer and free from all taxes, liens and charges with respect to the issue thereof.

(b)          The Issuer covenants that the Common Stock (or any successor security into which the Notes (or any successor notes) are convertible) shall at all times be listed on any national securities exchange or automated quotation system.

(c)          The Issuer further covenants that it will not, for so long as any Securities remain outstanding issue any other convertible debt securities which, if fully converted, would convert into greater than 15% of the Issuer’s total outstanding shares of Common Stock on a fully diluted basis (the “Maximum Amount”). If the Issuer proposes to issue convertible debt securities in an amount up to the Maximum Amount for cash, it shall first offer such convertible debt securities to each Holder, and each Holder shall be entitled to purchase such Holder’s pro rata portion of such convertible debt securities based on the aggregate principal amount of all Securities then held by such Holder as compared to the aggregate principal amount all of the Securities then outstanding.  For the avoidance of doubt, such other convertible debt securities will not include the issuance of any Securities.

(d)          The Issuer further covenants that if it (i) conducts a bona fide public offering (including an at-the-market facility) or a private placement of shares of Common Stock or securities convertible into shares of Common Stock (together, an “Offering”) or (ii) issues to all or substantially all holders of the Common Stock any rights (other than rights under any stockholder rights plan in accordance with Section 7(a)), options or warrants entitling them (an “Issuance”) while any Securities remain outstanding, the Issuer shall permit each Holder to purchase the number of Securities necessary to maintain such Holder’s respective Percentage Interest (an “Additional Securities Offering”) at a price equal to the lesser of (A) a 12.0% premium to (x) with respect to an Offering, the price paid for a share of Common Stock (or the conversion price for securities purchased that are convertible into Common Stock) in such Offering and (y) with respect to an Issuance, the average of the Daily VWAPs of the Common stock for the 20 Trading Days prior to the date of the public announcement of the Issuance and (B) a 5.0% premium to the closing price of the Common Stock on the Relevant Exchange on the date immediately following the public announcement of the Offering or the Issuance;  provided that in no event shall the price of any additional Securities be less than a 5.0% premium to the closing price of the Common Stock on the Relevant Exchange on the date such additional Securities are issued (as applicable, the “Additional Conversion Price”). For the avoidance of doubt, in no event shall the grant of stock options, restricted stock or other equity awards of shares of Common Stock to employees, officers, consultants or directors be considered a bona fide public offering or private placement of shares of Common Stock. The Issuer shall provide each Holder with written notice of such Holder’s right to purchase additional Securities within ten (10) Business Days after the closing of an Offering or an Issuance. Within ten (10) Business Days after receipt of such written notice, each Holder must provide the Issuer with written notice of its intention to purchase additional Securities.

(e)          Each Holder covenants and agrees that, for a period of three (3) years from the date hereof, such Holder will not, and will cause its controlled Affiliates to not, engage in any Short Sales of securities of the Company, and such Holder will not, directly or indirectly, instruct any third parties to engage in any Short Sales of securities of the Company on its behalf.

(f)          The Issuer covenants that the aggregate principal amount of the Securities outstanding at any time may not exceed $30.0 million plus any PIK Notes or additional Securities issued pursuant to Section 6(d).

7.	Stockholder Rights Plan

(a)          If the Issuer has a stockholder rights plan in effect upon conversion of any of the Securities, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Securities, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Issuer distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 5(b), subject to readjustment in the event of the expiration, termination or redemption of such rights.

8.	Repurchase of Securities at the Option of the Holders upon a Fundamental Change

(a)          If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Issuer to repurchase for cash all of such Holder’s Securities, or any portion thereof in integral multiples of $1,000, on the Business Day (the “Fundamental Change Repurchase Date”) specified by the Issuer that is not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Issuer Notice (as defined below) at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Issuer shall instead pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Securities to be repurchased pursuant to this Section 8.

(b)          Holders electing to have Securities purchased pursuant to this Section 8 shall be required to surrender the Securities, with an appropriate form (the “Fundamental Change Repurchase Notice”) duly completed (the form of which is attached hereto as Exhibit C), to the Issuer at the address specified in the Fundamental Change Issuer Notice, at least two Business Days prior to the Fundamental Change Repurchase Date. Notwithstanding anything herein to the contrary, any Holder delivering to the Issuer the Fundamental Change Repurchase Notice contemplated by this Section 8(b) shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Issuer in accordance with Section 8(e). No Fundamental Change Repurchase Notice with respect to any Securities may be submitted by a Holder thereof if such Holder has already submitted a Fundamental Change Repurchase Notice and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 8(e).

(c)          Not later than 15 calendar days after the occurrence of the effective date of a Fundamental Change, the Issuer shall provide to all Holders of Securities a notice (the “Fundamental Change Issuer Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. Such notice shall be delivered in accordance with Section 14(b). Each Fundamental Change Issuer Notice shall specify:

(i)          the events causing the Fundamental Change;

(ii)         the date of the Fundamental Change;

(iii)        the last date on which a Holder may exercise the repurchase right pursuant to this Section 8;

(iv)        the Fundamental Change Repurchase Price;

(v)         the Fundamental Change Repurchase Date;

(vi)        if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(vii)       that the Securities with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Note; and

(viii)      the procedures that Holders must follow to require the Issuer to repurchase their Securities.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Securities pursuant to this Section 8.

(d)          Notwithstanding the foregoing, no Securities may be repurchased by the Issuer on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Securities has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Repurchase Price with respect to such Securities). The Issuer will promptly return to the respective Holders thereof any Securities held by it during the acceleration of the Securities (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Repurchase Price with respect to such Securities), and, upon such return, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

(e)          A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Issuer in accordance with this Section 8(e) at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i)          the name of the Holder and the principal amount of the Securities with respect to which such notice of withdrawal is being submitted, and

(ii)         a statement that such Holder is withdrawing his election to have such Securities purchased.

(f)          On the Fundamental Change Repurchase Date, the Issuer shall pay the Fundamental Change Repurchase Price to the Holders entitled thereto, and all Securities purchased by the Issuer under this Section 8 shall be promptly cancelled and shall no longer be considered outstanding for any purpose.

(g)          Upon surrender of a Security that is to be repurchased in part, the Issuer shall execute and deliver to the Holder a new Security in an denomination equal in principal amount to the unrepurchased portion of the Security surrendered.

(h)          In connection with any repurchase offer, the Issuer will, if required, comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other federal and state securities laws in connection with any offer by the Issuer to repurchase the Securities.

9.	Defaults and Remedies

(a)          Each of the following events shall be an “Event of Default” with respect to the Securities:

(i)          default in any payment of interest on any Security when due and payable, and the default continues for a period of 30 days;

(ii)         default in the payment of principal of any Security when due and payable on the Maturity Date or upon any required repurchase;

(iii)        failure by the Issuer to comply with its obligation to convert (other than as permitted herein) the Securities in accordance with the Securities upon exercise of a Holder’s conversion right or any Forced Conversion, if such failure continues for three (3) Business Days (such three (3) Business Day Period, a “Conversion Grace Period”); provided, there shall be no more than three Conversion Grace Periods in any 365-day period.

(iv)          any material breach of a representation or warranty of the Issuer set forth in Section 3 of the Securities Purchase Agreement, provided if any such representation or warranty is qualified by a materiality or Material Adverse Effect qualifier, it shall be an Event of Default if such representation or warranty was incorrect when made or deemed to have been made;

(v)         failure by the Issuer to comply with its obligations under Section 8, including failure to issue a Fundamental Change Issuer Notice in accordance with Section 8 when due, if such failure continues for three Business Days;

(vi)        failure by the Issuer for 60 days after written notice from the Holders of at least 25% in principal amount of the Securities then outstanding has been received by the Issuer to comply with any Transaction Document;

(vii)       default by the Issuer with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $4,000,000 (or its foreign currency equivalent) in the aggregate of the Issuer, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that if such acceleration is rescinded or annulled, or such failure to pay is cured, as applicable, then the Event of Default arising under this clause (vi) shall be deemed to have been cured or waived without further action by the Holders so long as the Securities have not already been declared due and payable hereunder;

(viii)      a final judgment or judgments for the payment of $4,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Issuer, which judgment is not discharged, paid, bonded, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(ix)        the Issuer shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors; or

(x)          an involuntary case or other proceeding shall be commenced against the Issuer seeking liquidation, reorganization or other relief with respect to the Issuer or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

(b)          If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 9(a)(ix) or Section 9(a)(x) with respect to the Issuer or any of its Significant Subsidiaries), unless the principal of all of the Securities shall have already become due and payable, the Holders of at least 25% in aggregate principal amount of the Securities then outstanding, by notice in writing to the Issuer, may declare 100% of the principal of, and accrued and unpaid interest on, all the Securities to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in the Securities to the contrary notwithstanding. If an Event of Default specified in Section 9(a)(ix) or Section 9(a)(x) with respect to the Issuer or any of its Significant Subsidiaries occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all Securities shall become and shall automatically be immediately due and payable.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Securities shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Issuer shall pay a sum sufficient to pay installments of accrued and unpaid interest upon all Securities and the principal of any and all Securities that shall have become due otherwise than by acceleration, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Note, other than the nonpayment of the principal of and accrued and unpaid interest, if any, on Securities that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 9(c), then and in every such case (except as provided in the immediately succeeding sentence) the Holders of two-thirds of the aggregate principal amount of the Securities then outstanding (the “Required Holders”), by written notice to the Issuer, may waive all Defaults or Events of Default with respect to the Securities and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on any Securities, (ii) a failure to repurchase any Securities when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion or redemption of the Securities.

(c)          The Required Holders may on behalf of the Holders of all of the Securities waive any past Default or Event of Default hereunder and its consequences except (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Fundamental Change Repurchase Price) of, the Securities when due that has not been cured pursuant to the provisions of Section 9, (ii) a failure by the Issuer to pay or deliver, as the case may be, the consideration due upon conversion or redemption of the Securities or (iii) a default in respect of a provision hereof which under Section 13 cannot be modified or amended without the consent of each Holder of an outstanding Security affected. Upon any such waiver the Issuer and the Holders of the Securities shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 9(c), said Default or Event of Default shall for all purposes of this Note be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(d)          The Issuer shall, within 30 days after the occurrence and continuance of a Default of which an Officer has actual knowledge, send to all Holders as the names and addresses of such Holders appear upon the Register, notice of all Defaults actually known to an Officer, unless such Defaults shall have been cured or waived before the giving of such notice.

10.	Concerning the Holders

(a)          Whenever in this Note it is provided that the Holders of a specified percentage of the aggregate principal amount of the Securities may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Issuer solicits the taking of any action by the Holders of the Securities, the Issuer may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action.

(b)          The Issuer and any Conversion Agent may deem the Person in whose name a Security shall be registered upon the Register to be, and may treat it as, the absolute owner of such Security (whether or not such Security shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Issuer) for the purpose of receiving payment of or on account of the principal (including any Fundamental Change Repurchase Price) of, and accrued and unpaid interest on such Security, for conversion of such Security and for all other purposes; and neither the Issuer nor any Conversion Agent shall be affected by any notice to the contrary. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or shares of Common Stock so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Security.

(c)          At any time prior to (but not after) the evidencing to the Issuer, as provided in Section 10(a), of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Securities specified in this Note in connection with such action, any Holder of a Security that is shown by the evidence to be included in the Securities the Holders of which have consented to such action may, by filing written notice with the Issuer, revoke such action so far as concerns such Security. Except as aforesaid, any such action taken by the Holder of any Security shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Security and of any Securities issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Security or any Security issued in exchange or substitution therefor or upon registration of transfer thereof.

11.	Forced Conversion

(a)          Subject to the provisions of this Section 11, at any time after February 26, 2025, the Issuer may, at its option, force the conversion of the Securities into Common Stock at the then-applicable Conversion Rate (a “Forced Conversion”). Notwithstanding anything to the contrary herein, in the event of a Forced Conversion, interest on the Securities shall continue to accrue up to, and including, the day immediately preceding the Forced Conversion Date.

(b)          With respect to each Forced Conversion:

(i)          the Common Stock must be trading on an Eligible Exchange;

(ii)         the Daily VWAP for any twenty (20) of thirty (30) consecutive VWAP Trading Days ending on and including the VWAP Trading Day immediately preceding the date of the Forced Conversion Notice (as defined below) must exceed 170% of the Conversion Price;

(iii)        the closing price on the Eligible Exchange on the Trading Day immediately preceding the date of the Forced Conversion Notice must exceed 170% of the Conversion Price;

(iv)        no Defaulted Amounts may exist at any time from and including the date of the Forced Conversion Notice up to and including the Forced Conversion Date;

(v)          the Forced Conversion shall apply to up to 50% of the principal amount of Securities (the “Initial Forced Conversion Amount”), provided that at the time of such Forced Conversion there has been an average daily volume of 30,000 shares of Common Stock traded on an Eligible Exchange for the ninety (90) consecutive calendar day period immediately preceding the date of the Forced Conversion Notice (which, for the avoidance of doubt may include the ninety (90) consecutive calendar day period immediately prior to February 26, 2025); the remaining 50% of the principal amount of Securities (the “Subsequent Forced Conversion Amount,” and together with the Initial Forced Conversion Amount, the “Forced Conversion Amount”), shall only be subject to the Forced Conversion if at the time of such Forced Conversion there has been an average daily volume of 50,000 shares of Common Stock traded on an Eligible Exchange for the ninety (90) consecutive calendar day period immediately preceding the date of the Forced Conversion Notice (which, for the avoidance of doubt may include the ninety (90) consecutive calendar day period immediately prior to February 26, 2025);

(vi)        each Forced Conversion Amount shall be allocated among all the Holders pro rata based on the principal amount of outstanding Securities held by each Holder in proportion to the then total principal amount of all outstanding Securities; provided, however, a Forced Conversion with respect to each Holder shall only occur in integral multiples of $1,000 and any pro rata allocation shall be equitably adjusted to ensure that, with respect to each Holder of Securities, the Forced Conversion occurs only with respect to integral multiples of $1,000 of the Securities; and

(vii)       no Forced Conversion Notice may be issued prior to the ninety-first (91st) calendar day after a preceding Forced Conversion Notice.

(c)          In the case the Issuer exercises its option to conduct a Forced Conversion pursuant to this Section 11, it shall fix a date for conversion (the “Forced Conversion Date”) and it shall deliver or cause to be delivered a notice of such Forced Conversion (the “Forced Conversion Notice”) not less than ten (10) nor more than twenty (20) Scheduled Trading Days prior to the Forced Conversion Date to each Holder of outstanding Securities at its last address as the same appears on the Register. The Forced Conversion Date must be a Business Day. A Forced Conversion Notice shall be irrevocable.

(d)          The Forced Conversion Notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such Forced Conversion Notice or any defect in the Forced Conversion Notice to the Holder of any Security designated for conversion shall not affect the validity of the proceedings for the conversion of any Security.

(e)          The Forced Conversion Notice shall specify:

(i)          the Forced Conversion Date;

(ii)         the Conversion Rate;

(iii)        that interest on the Securities shall cease to accrue on and after the Forced Conversion Date;

(iv)        the place or places where Securities are to be surrendered for conversion; and

(v)         that Holders may surrender their Securities for conversion at any time prior to the close of business on the Scheduled Trading Day immediately preceding the Forced Conversion Date.

(f)          If any Forced Conversion Notice has been given in respect of the Securities in accordance with this Section 11, on presentation and surrender of the Securities at the place or places stated in the Forced Conversion Notice, the Securities shall be converted at the applicable Conversion Rate on the Forced Conversion Date.  Notwithstanding the foregoing, from and after the Forced Conversion Date, the Securities subject to the Forced Conversion (the “Subject Securities”) shall be deemed to be no longer outstanding and shall only represent the right to receive the Common Stock that is issuable pursuant to the Forced Conversion plus any interest on the Subject Securities accrued and unpaid to the Forced Conversion Date.

(g)          The Holders agree to provide, upon request by the Issuer, any information that is reasonably necessary to facilitate the Forced Conversion.

12.	[Intentionally omitted.]

13.	Amendment; Waiver

(a)          The Securities (including this Note) may be amended with the written consent of the Issuer and the Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities), and any past Default or non-compliance with any provisions of the Securities may be waived with the written consent of the Required Holders.

(b)          Without the consent of any Holder of Securities, the Issuer may amend the terms of all Securities, including this Note, (A) to cure any ambiguity, omission, defect or inconsistency in a manner that does not adversely affect the rights of any Holder of Securities; (B) to add to the covenants for the benefit of the Holders of Securities or to surrender any right or power herein conferred upon the Issuer; (C) to make any change that does not adversely affect the rights of any Holder of Securities; and (D) in connection with any Merger Event, to provide that the Securities are convertible into Reference Property, subject to the provisions of Section 4(b) and Section 4(c), and make such related changes to the terms of the Securities to the extent expressly required by Section 5(n).

(c)          It shall be necessary for the consent of the Holders of Securities under this Section 13 to approve the particular form of any proposed amendment. After an amendment under this Section 13 becomes effective, the Issuer shall mail to the Holders of all Securities a notice briefly describing such amendment and providing the text of such amendment. The failure to give such notice to all Holders of Securities, or any defect therein, shall not impair or affect the validity of an amendment under this Section 13.

(d)          Notwithstanding anything herein to the contrary, without the consent of each Holder of an outstanding Security affected, including the holder of this Note (for so long as it remains outstanding), an amendment may not:

(i)          reduce the amount of Securities whose Holders must consent to an amendment;

(ii)         reduce the Interest Rate or extend the time for payment of interest on any Security;

(iii)        reduce the principal of or change the stated Maturity Date of any Security;

(iv)        make any change that adversely affects the conversion rights of any Securities;

(v)          reduce the Fundamental Change Repurchase Price of any Security or amend or modify in any manner adverse to the Holders the Issuer’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(vi)        make any Security payable in money other than that stated in such Security;

(vii)       change the ranking of the Securities;

(viii)      impair the right of any Holder of Securities to receive payment of principal of, premium, if any, and interest on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities (except, in each case in this clause (viii), a rescission of acceleration of the Securities by the Required Holders and a waiver of the payment default that resulted from such acceleration in accordance with Section 9);

(ix)        make any change in the amendment provisions which require consent from each Holder of Securities or in the waiver provisions; or

(x)         make amendments to a Note or Security that is not also made in each Note or Security then outstanding.

14.	Miscellaneous

(a)          All the covenants, stipulations, promises and agreements of the Issuer contained in this Note shall bind its successors and assigns whether so expressed or not. Any act or proceeding by any provision of this Note authorized or required to be done or performed by any board, committee or Officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Issuer.

(b)          Notices.

(i)          Any notice or communication required under this Note shall be duly given if in writing and delivered in Person, via electronic mail in pdf format, mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the addresses set forth below; provided that any such notice to a Holder must include notice via electronic mail:

if to the Issuer:

Great Elm Group, Inc.
800 South Street, Suite 230
Waltham, MA 02453
Attention: Adam M. Kleinman
Email: akleinman@greatelmcap.com

With a copy (which shall not constitute effective notice) to:

Jones Day
250 Vesey Street
New York, NY 10281
Attention: Rory T. Hood
Email: rhood@jonesday.com

If to the Holder of this Note:

[               ]
Attention: [                ]
Email: [                ]

With a copy (which shall not constitute effective notice) to:

[                ]
Attention: [                ]
Email: [                ]

(ii)          Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including a PDF attachment to an e-mail) within the timeframe required for delivery of such notices, provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has provided notification in writing that it has elected not to receive notices by electronic communication (which election may be limited to particular notices).

(iii)        Parties may designate different addresses for notices by providing notice to the other parties for subsequent notices or communications.

(iv)         All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by electronic mail in pdf format; and the next Business Day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery.

(v)          Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(c)          Governing Law; Jurisdiction.

THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or the Securities, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note or in any other Securities shall affect any right that the Holder of this Note may otherwise have to bring any action or proceeding relating to this Note or any other Securities against the Issuer or its properties in the courts of any other jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or the other Securities in any New York State or federal court of the United States of America sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Note irrevocably consents to service of process in the manner provided for notices in Section 14(b). Nothing in this Note will affect the right of any party to this Note or any other Securities to serve process in any other manner permitted by law.

(d)          In any case where any Interest Payment Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and interest shall accrue up to, but not including, such Interest Payment Date.  In any case where the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and interest shall accrue up to, but not including, such Maturity Date.

(e)          Nothing in this Note, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

(f)          Nothing in this Note, expressed or implied, shall give to any Person, other than the Holders, any Conversion Agent and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Note.

(g)          The titles and headings of the sections of this Note have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

(h)          This Note may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Note and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Note as to the parties hereto and may be used in lieu of the original Note for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(i)          In the event any provision of this Note shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

(j)          THE ISSUER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)          Except as otherwise provided herein, the Issuer shall be responsible for making all calculations called for under the Securities. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, the Daily VWAPs, the Daily Conversion Values, accrued interest payable on the Securities and the Conversion Rate of the Securities. The Issuer shall make all these calculations in good faith and, absent manifest error, the Issuer’s calculations shall be final and binding on Holders of Securities. The Issuer shall provide a schedule of its calculations, and any other relevant information, to the Conversion Agent, and the Conversion Agent is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification. The Conversion Agent shall not have any liability or responsibility in connection with any calculation or information relating to any calculation. The Conversion Agent shall not have any responsibility or obligation to determine when and if any Securities may be converted at any time.

(l)          The Issuer’s Board of Directors, including its independent members, has:

(i)          granted each Buyer (as such term is defined in the Securities Purchase Agreement) and its affiliates a limited waiver under (i) Article XIV, Part III of the Issuer’s Amended and Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”) and (ii) Section 23.4 of the Stockholders’ Rights Agreement, dated as of December 29, 2020, by and between the Issuer and Computershare Trust Company, N.A. (the “Rights Agreement”) (the limited waivers under clauses (i) and (ii), collectively, the “Waiver”), in each case, to permit each Holder to acquire and beneficially own shares of Common Stock in an aggregate amount up to the number of shares of Common Stock beneficially owned by such Holder as of the date hereof plus the maximum number of shares such Holder’s Note(s) could convert into in accordance with the terms hereof, including pursuant to any PIK Notes or additional securities purchased pursuant to Sections 6(c) and 6(d) (the “Ownership Cap”) (for the avoidance of doubt, any acquisition of shares of the Issuer’s common stock in excess of the Ownership Cap shall be subject to the restrictions set forth in the Certificate of Incorporation and the Rights Agreement); and

(ii)         taken all action necessary to exempt (i) the issuance and sale of the Securities and the issuance of additional Securities for the payment of interest on the Securities, (ii) the issuance of the Conversion Shares upon due conversion of the Securities and (iii) the other transactions contemplated by the Transaction Documents from the provisions of Section 203 of the Delaware General Corporation Law that is applicable to the Buyers as a result of the transactions contemplated by the Transaction Documents.

15.	Certain Defined Terms

The terms defined in this Section 15 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Section 15. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Note as a whole and not to any particular Section or other subdivision. The terms defined in this Section 15 include the plural as well as the singular.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Note shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Board of Directors” means the board of directors of the Issuer or a committee of such board duly authorized to act for it hereunder.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“close of business” means 5:00 p.m.  (New York City time).

“Common Stock” means the common stock of the Issuer, par value $0.001 per share, at the date of this Note, subject to Section 5(n).

“Conversion Agent” means Computershare, the transfer agent for the Issuer’s Common Stock.

“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.

“Daily Conversion Value” means, for each of the 30 consecutive Trading Days during the Observation Period, 1/30th of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP for such Trading Day.

“Daily VWAP” means, with respect to any particular Trading Days, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GEG <equity>” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The Daily VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Defaulted Amounts” means any amounts on any Security (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Eligible Exchange” means the Nasdaq Stock Market (including the NASDAQ Global Select Market) or, if the Common Stock is not then listed on the Nasdaq Stock Market, on the New York Stock Exchange.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Issuer or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Exhibit C hereto.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Exhibit B hereto.

“Fundamental Change” shall be deemed to have occurred at the time after the Securities are originally issued if any of the following occurs prior to the Maturity Date:

(a)          a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Issuer and its Wholly Owned Subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b)          the stockholders of the Issuer approve any plan or proposal for the liquidation or dissolution of the Issuer; or

(c)          the Common Stock (or other common stock underlying the Securities) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

“GEC Securities” shall have the meaning specified in the preamble of this Note.

“Holder” shall have the meaning specified in the preamble of this Note.

“Interest Payment Date” means each June 30 and December 31 of each year, beginning on December 31, 2020.

“Issue Date” means December 29, 2020.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the Last Reported Sale Price shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the Last Reported Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose.

“Maturity Date” means February 26, 2030.

“Note” or “Notes” shall have the meaning specified in the preamble of this Note.

“Observation Period” the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately preceding the date the applicable Notice of Conversion is given in accordance with Section 14(b);

“Officer” means, with respect to the Issuer, the President, the Chief Executive Officer, the Chief Financial Officer or the Secretary.

“open of business” means 9:00 a.m. (New York City time).

“Percentage Interest” of a Holder means the ratio, expressed as a percentage, of (i) 288.0018 shares of Common Stock (subject to adjustment as provided in Section 5) per $1,000 principal amount of Securities held by such Holder relative to (ii) 25,429,897plus the number of shares that would have been issuable to such Holder if such Holder had converted its Initial GEC Notes into common stock of Great Elm Capital Group, Inc. on February 26, 2020.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of February 26, 2020, by and among the Issuer (as successor issuer) and the buyers named therein.

“Regular Record Date,” with respect to any Interest Payment Date, means the June 15 or December 15 (whether or not such day is a Business Day) immediately preceding the applicable June 30 or December 31 Interest Payment Date, respectively.

“Relevant Stock Exchange” the NASDAQ Global Select Market or, if the Common Stock (or any other security for which the Daily VWAP must be determined) is not then listed on the NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded.

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Rule 144A” means Rule 144A as promulgated under the Securities Act.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Scheduled Trading Day means a Business Day.

“Securities” shall have the meaning specified in the preamble of this Note.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 26, 2020, by and among Great Elm Capital Group, Inc. and the buyers named therein.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act. For the avoidance of doubt, selling against delivery of Common Stock after delivery of a Conversion Notice is not a Short Sale.

“Significant Subsidiary” means a Subsidiary of the Issuer that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Global Select Market or, if the Common Stock (or such other security) is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, Trading Day means a Business Day; and provided further that for purposes of determining amounts due upon conversion only, Trading Day means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on The Nasdaq Global Select Market or, if the Common Stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

“Transaction Documents” means the Securities, the Securities Purchase Agreement and the Registration Rights Agreement.

“Transfer Instruction” means the “Transfer Instruction” attached as Exhibit A hereto.

“VWAP Market Disruption Event” means (i) the Relevant Stock Exchange fails to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“VWAP Trading Day” means (i) a day on which (a) there is no VWAP Market Disruption Event and (b) trading in the Common Stock generally occurs on the Relevant Stock Exchange or (ii) if the Common Stock (or any other security for which a Daily VWAP must be determined) is not listed or traded on any exchange or other market, a Business Day.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%”.

[Remainder of page intentionally left blank]

EXHIBIT A

TRANSFER INSTRUCTION

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:
(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature*

*Sign exactly as your name appears on the other side of this Security.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER RESTRICTED SECURITY

This certificate relates to $________________ principal amount of the Securities held by the undersigned.

The undersigned has requested the Issuer by written order to exchange or register the transfer of a Security.

In connection with any transfer of the Security occurring while this Security is subject to the transfer restrictions set forth in the terms of the Security, the undersigned confirms that such Security (or portion thereof) is being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or any of its subsidiaries; or

(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(3)	☐	to a Person the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing the Security for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(5)	☐	to an “accredited investor” (as defined in Rule 501(a) under the Securities Act of 1933) that has furnished to the Issuer a signed letter containing certain representations and agreements relating to the transfer of the Security (the form of which can be obtained from the Issuer) and, if such transfer is in respect of an aggregate principal amount of less than $250,000, an opinion of counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act of 1933; or

(6)	☐	pursuant to an exemption from registration provided by Rule 144 under the Securities Act of 1933, and provided that prior to such transfer, the Issuer is furnished with an opinion of counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act of 1933; or

(7)	☐	pursuant to another available exemption from registration provided that prior to such transfer, the Issuer is furnished with an opinion of counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act of 1933.

Unless one of the boxes is checked, the Issuer will refuse to register the Security (or relevant portion of the Security) in the name of any Person other than the registered holder thereof.

Date:	Your Signature*:

*Sign exactly as your name appears on the other side of this Security.

TO BE COMPLETED BY BUYER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	Your Signature*:

*To be executed by an executive officer.

EXHIBIT B

[FORM OF NOTICE OF CONVERSION]

Great Elm Group, Inc.

5.0% Convertible Senior PIK Notes due 2030

To:	Great Elm Group, Inc.
800 South Street, Suite 230
Waltham, MA 02453

The undersigned registered owner of this Security hereby exercises the option to convert this Security, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated and any accrued and unpaid interest thereon, into cash or shares of Common Stock, as applicable, in accordance with the terms of the Security, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Securities representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Security not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any, in accordance with the Security. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Securities are to be delivered, other than to and in the name of the registered holder.

Fill in for registration of shares if to be issued, and Securities if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

EXHIBIT C

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

Great Elm Group, Inc.

5.0% Convertible Senior PIK Notes due 2030

To:	Great Elm Group, Inc.
800 South Street, Suite 230
Waltham, MA 02453

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Great Elm Group, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the terms of this Security (1) the entire principal amount of this Security, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note.

The certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.